1st stREIT Office Inc. 1-A/A

Exhibit 13.1

Platform	Time	Copy	Image
Facebook	2:00 PM	Celebrating the land of the free and the home of the brave. Happy Independence Day!
Twitter	2:00 PM	Celebrating the land of the free and the home of the brave. Happy Independence Day! #July4th	Same as above

Platform	Time	Copy	Image
Facebook	10:00 AM	We will be accepting investments in our 1st stREIT Office REIT soon. Reserve your shares to be the first to hear about this exciting opportunity - LINK
Twitter	10:00 AM	We will be accepting #investments in our 1st stREIT Office #REIT soon. Be the first to hear about this opportunity LINK	Same as above
Linkedin	10:00 AM	We will be accepting investments in our 1st stREIT Office REIT soon. Reserve your shares to be the first to hear about this exciting opportunity - LINK	Same as above

Platform	Time	Copy	Image
Facebook	12:00 PM	Are you ready for a little stREIT math? Take a look at how to calculate a cap rate - https://streitwise.com/cap-rate-care/	Preview Image from Link - https://streitwise.com/cap-rate-care/
Twitter	12:00 PM	Are you ready for a little stREIT math? Take a look at how to calculate a #CapRate - https://streitwise.com/cap-rate-care/ #REIT #Investment #PropertyValue	Preview Image from Link
Linkedin	12:00 PM	Are you ready for a little stREIT Math? Take a look at how to calculate a cap rate - https://streitwise.com/cap-rate-care/	Preview Image from Link

Platform	Time	Copy	Image

“With real estate crowdfunding, the power is truly with the people.”

Facebook	12:00 PM	Learn more about crowdfunded REITs before our launch - https://streitwise.com/real-estate-crowdfunding-version-2-0/	Preview Image from Link - https://streitwise.com/real-estate-crowdfunding-version-2-0/
Twitter	12:00 PM	“With #RealEstate crowdfunding, the power is truly with the people.” Learn more about crowdfunded #REITs - https://streitwise.com/real-estate-crowdfunding-version-2-0/	Preview Image from Link
“With real estate crowdfunding, the power is truly with the people.”

Linkedin	12:00 PM	Learn more about crowdfunded REITs before our launch - https://streitwise.com/real-estate-crowdfunding-version-2-0/	Preview Image from Link

7/28/2017		stREITwise Acquires Panera Bread Headquarters
Subscribe	Past Issues		Translate ▼

It pays to be stREITwise.	View this email in your browser.

Dear <<First Name>>,

We like to set the bar high here at stREITwise, which is why we are excited to announce the acquisition of the Panera Bread HQ as the first property in 1st stREIT Office, our upcoming real estate investment trust (REIT) which will consist of a diversified portfolio of institutional-quality office buildings!

In addition to Panera Bread’s HQ, the newly-acquired property also features New Balance’s regional HQ, Wells Fargo, and many other tenants with strong credit profiles. Strategically located at the intersection of two major interstate highways, the property includes the three most desirable office buildings in the South County submarket of St. Louis, MO and is 99% occupied as of the closing date.

Even more compelling is the going-in 9.2% cap rate and almost 6 years of weighted average lease term remaining from in-place tenants, providing a healthy and stable cash yield.

We will begin accepting investments soon, so make sure to reserve your shares.

To ensure that you do not miss any important updates, please add equity@streitwise.com to your email contacts. Thank you for your continued support.

Jeff Karsh

CEO & Co-Founder

7/28/2017		stREITwise Acquires Panera Bread Headquarters
Subscribe	Past Issues

*We will seek to invest in real properties and other real estate-related assets that we believe can produce a 10% return. Based on our sponsor’s prior experience, we believe that we can acquire a portfolio of assets that has the ability to achieve this return for investors. However, we cannot guarantee that we will reach this target return for our investors.

1st stREIT Office Inc. may undertake a public offering, pursuant to Regulation A under the Securities Act of 1933, as amended. No money or other consideration is being solicited at this time with respect to such offering, and if sent in response to these materials for such an offering, it will not be accepted. No offer to buy securities can be accepted and no part of the purchase price can be received for an offering under Regulation A until an offering statement is qualified by the U. S. Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. An indication of interest made by a prospective investor in a Regulation A offering is non-binding and involves no obligation or commitment of any kind. 1st stREIT Office Inc. has filed a preliminary offering statement with the SEC that can be reviewed here www.streitwise.com/offering-circular.

Copyright © 2017 stREITwise, All rights reserved.

Want to change how you receive these emails?
You can update your preferences or unsubscribe from this list